Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of American Battery Technology Company on Form S-3 (File No. 333-252492), and Form S-8 (File No. 333-257800) of our report dated September 9, 2022, with respect to our audit of the consolidated financial statements of American Battery Technology Company as of June 30, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of American Battery Technology Company for the year ended June 30, 2022.

/s/ Marcum llp

Marcum llp
Costa Mesa, CA
September 12, 2022